Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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:

In re	:	Chapter 11

:

PARAGON OFFSHORE PLC, et al.,(1)	:	Case No. 16—10386 (CSS)

:

Debtors.	:

	:	Jointly Administered

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MODIFIED SECOND AMENDED JOINT CHAPTER 11 PLAN

OF PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
Gary T. Holtzer	Mark D. Collins (No. 2981)
Stephen A. Youngman	One Rodney Square
767 Fifth Avenue	920 North King Street
New York, New York 10153	Wilmington, Delaware 19801
Telephone: (212) 310-8000	Telephone: (302) 651-7700
Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

Attorneys for Debtors and	Attorneys for Debtors and
Debtors in Possession	Debtors in Possession

Dated: August 5, 2016
Wilmington, Delaware

(1) The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832). The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

Docket No. 612

Date Filed: 8/5/16

Table of Contents

ARTICLE I.	Definitions and Interpretation	1

1.1	Definitions	1

1.2	Interpretation; Application of Definitions; Rules of Construction	12

1.3	Reference to Monetary Figures	13

1.4	Consent Rights of Plan Support Parties	13

1.5	Controlling Document	13

ARTICLE II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims	13

2.1	Treatment of Administrative Expense Claims	13

2.2	Treatment of Fee Claims	14

2.3	Treatment of Priority Tax Claims	14

ARTICLE III.	Classification of Claims and Interests	14

3.1	Classification in General	14

3.2	Formation of Debtor Groups for Convenience Only	14

3.3	Summary of Classification of Claims and Interests	15

3.4	Separate Classification of Other Secured Claims	15

3.5	Elimination of Vacant Classes	15

3.6	Voting; Presumptions; Solicitation	16

3.7	Cramdown	16

3.8	No Waiver	16

ARTICLE IV.	Treatment of Claims and Interests	16

4.1	Class 1: Priority Non-Tax Claims	16

4.2	Class 2: Other Secured Claims	17

4.3	Class 3: Revolving Credit Agreement Claims	17

4.4	Class 4: Secured Term Loan Claims	18

4.5	Class 5: Senior Notes Claims	18

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4.6	Class 6: General Unsecured Claims	18

4.7	Class 7: Intercompany Claims	19

4.8	Class 8: Parent Interests	19

4.9	Class 9: Intercompany Interests	19

4.10	Debtors’ Rights in Respect of Unimpaired Claims	19

4.11	Treatment of Vacant Classes	20

ARTICLE V.	Means for Implementation; Post-Effective Date Governance	20

5.1	Continued Corporate Existence	20

5.2	Amended and Restated Credit Agreement and Parent Ordinary Shares	20

5.3	Cancellation of Certain Existing Agreements	21

5.4	Release of Liens	21

5.5	Officers and Boards of Directors	22

5.6	Management Incentive Plan	22

5.7	Intercompany Interests	22

5.8	Restructuring Transactions	22

5.9	Separability	22

5.10	Settlement of Claims and Controversies	23

5.11	Restructuring Expenses	23

ARTICLE VI.	Distributions	23

6.1	Distributions Generally	23

6.2	Plan Funding	23

6.3	No Postpetition Interest on Claims	23

6.4	Date of Distributions	24

6.5	Distribution Record Date	24

6.6	Disbursing Agent	24

6.7	Delivery of Distributions	24

6.8	Unclaimed Property	25

6.9	Satisfaction of Claims	25

6.10	Manner of Payment Under Plan	25

6.11	Fractional Shares and Notes and De Minimis Cash Distributions	25

6.12	No Distribution in Excess of Amount of Allowed Claim	26

6.13	Allocation of Distributions Between Principal and Interest	26

6.14	Exemption from Securities Laws	26

6.15	Setoffs and Recoupments	26

6.16	Rights and Powers of Disbursing Agent	27

6.17	Withholding and Reporting Requirements	27

ARTICLE VII.	Procedures for Resolving Claims	28

7.1	Disputed Claims Generally	28

7.2	Objections to Fee Claims	28

7.3	Estimation of Claims	28

7.4	Claim Resolution Procedures Cumulative	29

7.5	No Distributions Pending Allowance	29

7.6	Distributions After Allowance	29

ARTICLE VIII.	Executory Contracts and Unexpired Leases	29

8.1	Assumption of Executory Contracts and Unexpired Leases	29

8.2	Determination of Cure Disputes and Deemed Consent	30

8.3	Survival of the Debtors’ Indemnification Obligations	30

8.4	Compensation and Benefit Plans	31

8.5	Insurance Policies	31

8.6	Reservation of Rights	31

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date	32

9.1	Conditions Precedent to the Effective Date	32

9.2	Waiver of Conditions Precedent	32

9.3	Effect of Failure of a Condition	33

ARTICLE X.	Effect of Confirmation	33

10.1	Binding Effect	33

10.2	Vesting of Assets	33

10.3	Discharge of Claims Against and Interests in the Debtors	34

10.4	Term of Pre-Confirmation Injunctions and Stays	34

10.5	Plan Injunction	34

10.6	Releases	35

10.7	Exculpation	36

10.8	Injunction Related to Releases and Exculpation	37

10.9	Subordinated Claims	37

10.10	Retention of Causes of Action and Reservation of Rights	37

10.11	Ipso Facto and Similar Provisions Ineffective	37

10.12	Indemnification and Reimbursement Obligations	38

ARTICLE XI.	Retention of Jurisdiction	38

11.1	Retention of Jurisdiction	38

ARTICLE XII.	Miscellaneous Provisions	40

12.1	Amendments	40

12.2	Revocation or Withdrawal of Plan	40

12.3	Exemption from Certain Transfer Taxes	40

12.4	Payment of Statutory Fees	41

12.5	Severability	41

12.6	Governing Law	41

12.7	Immediate Binding Effect	41

12.8	Successors and Assigns	42

12.9	Entire Agreement	42

12.10	Computing Time	42

12.11	Exhibits to Plan	42

12.12	Notices	42

12.13	Reservation of Rights	44

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Each of Paragon Offshore plc; Paragon Offshore Finance Company; Paragon International Finance Company; Paragon Offshore Holdings US Inc.; Paragon Offshore Drilling LLC; Paragon FDR Holdings Ltd.; Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l.; PGN Offshore Drilling (Malaysia) Sdn. Bhd.; Paragon Offshore (Labuan) Pte. Ltd.; Paragon Holding SCS 2 Ltd.; Paragon Asset Company Ltd.; Paragon Holding SCS 1 Ltd.; Paragon Offshore Leasing (Luxembourg) S.à r.l.; Paragon Drilling Services 7 LLC; Paragon Offshore Leasing (Switzerland) GmbH; Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd.; Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd.; Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited; Paragon Holding NCS 2 S.à r.l.; Paragon Leonard Jones LLC; Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.                                                                          DEFINITIONS AND INTERPRETATION.

1.1                               Definitions.

The following terms shall have the respective meanings specified below:

6.75% Senior Notes means the 6.75% Senior Notes due 2022 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Four Hundred and Fifty-Six Million, Five Hundred and Seventy-Two Thousand Dollars ($456,572,000) plus all accrued prepetition interest, fees, and other expenses due under the 6.75% Senior Notes and Senior Notes Indenture.

6.75% Senior Notes Claim means any Claim arising from, or related to, the 6.75% Senior Notes, including, without limitation, any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately Four Hundred and Seventy-Four Million, Six-Hundred and Thirty-Six Thousand and One Hundred and Ninety-Nine Dollars ($474,636,199) through the Petition Date.

7.25% Senior Notes means the 7.25% Senior Notes due 2024 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Five Hundred and Twenty-Seven Million and Ten Thousand Dollars ($527,010,000) plus all accrued prepetition interest, fees, and other expenses due under the 7.25% Senior Notes and Senior Notes Indenture.

7.25% Senior Notes Claim means any Claim arising from, or related to, the 7.25% Senior Notes, including, without limitation, any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately Five Hundred and Forty-Six Million, One Hundred and Fourteen Thousand and One Hundred and Twelve Dollars ($546,114,112) through the Petition Date.

Adequate Protection Order means, collectively, the interim order authorizing the use of prepetition collateral and cash collateral and granting adequate protection and the final order authorizing and granting such relief, entered by the Bankruptcy Court on February 17, 2016 and March 9, 2016, respectively.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; and (c) Restructuring Expenses.

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge has been interposed before the later of (1) the Effective Date and (2) sixty (60) days after such claim is asserted, whether through a proof of claim, motion for allowance, or otherwise, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed under this Plan, (iv) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed, and (v) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge.

Amended and Restated Credit Agreement means the Revolving Credit Agreement, as amended and restated, consistent with the form of Amended and Restated Credit Agreement filed as Exhibit A to the Plan Supplement dated June 14, 2016 (Docket No. 470) and the modification reflected in Exhibit A to this Plan. The Amended and Restated Credit Agreement shall be in form and substance reasonably acceptable to the Required Plan Support Parties.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent they contain material changes to the existing documents.

Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on February 14, 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Paragon Offshore plc, et al., Ch. 11 Case No. 16-10386 (CSS).

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court in form and substance reasonably satisfactory to the Required Plan Support Parties confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Consenting Noteholders has the meaning ascribed to such term in the Plan Support Agreement.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof (including any Debtor, any Reorganized Debtor, the Senior Notes Indenture Trustee, or, if agreed, the Revolving Credit Facility Agent, as applicable), that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, in form and substance reasonably satisfactory to the Required Plan Support Parties, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed,

(c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, and as to which no request for payment or proof of claim has been filed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Disbursing Agent; and (c) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions or pronouncements by such other entity as have been approved by a significant segment of the U.S. accounting profession, which are in effect from time to time.

General Unsecured Claim means any Claim, other than an Administrative Expense Claim, a Fee Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Revolving Credit Agreement Claim, a Secured Term Loan Claim, a Senior Notes Claim, and an Intercompany Claim.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means an Interest in a Debtor other than Paragon Parent held by another Debtor or an affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit Agreement.

LIBOR has the meaning ascribed to such term in the Revolving Credit Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Management Incentive Plan means the management incentive plan that may be adopted by the Debtors on or prior to the Effective Date for certain members of the Reorganized Debtors’ management.

Management Incentive Plan Securities means the Parent Ordinary Shares, or any options, warrants, or other securities convertible into Parent Ordinary Shares, issued pursuant to the Management Incentive Plan.

New Board means the initial board of directors of Reorganized Paragon comprised of nine (9) members, one of whom shall be designated by the Requisite Noteholders.

New Notes means the Senior Notes due May 31, 2021, issued by Reorganized Paragon pursuant to the New Notes Indenture. The terms of New Notes are summarized in the Disclosure Statement.

New Notes Documents means the New Notes Indenture and New Notes.

New Notes Indenture means that certain indenture, to be dated as of the Effective Date, by and among Reorganized Paragon, as issuer, and the New Notes Trustee (as amended, modified or otherwise supplemented from time to time) substantially in the form to be contained in the Plan Supplement and, the terms of which shall be consistent with the summary contained in the Disclosure Statement and otherwise shall be in form and substance reasonably satisfactory to the Debtors and the Required Plan Support Parties.

New Notes Trustee means U.S. Bank National Association, as trustee under the New Notes Indenture.

Noble means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales.

Noble Entities has the meaning ascribed to such term in the Noble Settlement Agreement.

Noble Settlement Agreement means the definitive settlement agreement between Paragon Parent and Noble, dated as of April 29, 2016, filed as Exhibit D to the Plan Supplement dated May 20, 2016 (Docket No. 399), which agreement will be amended consistent with the term sheet attached as Exhibit B to this Plan and otherwise reasonably acceptable to the Debtors and the Required Plan Support Parties.

Other Secured Claim means any Secured Claim against a Debtor other than a Revolving Credit Agreement Claim or a Secured Term Loan Claim.

Paragon Entities has the meaning ascribed to such term in the Noble Term Sheet.

Paragon Parent means Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales.

Parent Interests means all Interests in Paragon Parent immediately prior to the Effective Date, including all options, warrants, and ordinary shares.

Parent Ordinary Shares means the ordinary shares, nominal value $0.01 per share, of Paragon Parent to be issued pursuant to this Plan.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan that are contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Plan Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Claims and Interests under this Plan.

Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, each of which shall be in form and substance reasonably satisfactory to the Required Plan Support Parties.

Plan Supplement means a supplemental appendix to this Plan in form and substance reasonably satisfactory to the Required Plan Support Parties and containing, among other things, substantially final forms of the Management Incentive Plan, if any, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Amended and Restated Credit Agreement, the New Notes Indenture, the [Registration Rights Agreement,](2) and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Plan Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

Plan Support Agreement means that certain Plan Support Agreement (including all exhibits thereto), dated as of February 12, 2016, by and among the Debtors and the Plan Support Parties, as may be amended, restated, or otherwise modified in accordance with its terms.

Plan Support Parties means, collectively, the Consenting Noteholders and the holders of the Revolving Credit Agreement Claims that are parties to the Plan Support Agreement.

Priority Non-Tax Claim means any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

(2) [To Be Discussed.]

Prospector Leases means, collectively, the Lease Agreement, dated as of June 3, 2015, between Prospector One Corporation and Prospector Rig 1 Contracting Company S.À R.L., and the Lease Agreement, dated as of June 3, 2015, between Prospector Five Corporation and Prospector Rig 5 Contracting Company S.À R.L.

[Registration Rights Agreement means that certain Registration Rights Agreement to be included in draft form in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors and the Required Plan Support Parties.](3)

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Plan Support Parties; (d) the Revolving Credit Facility Agent; (e) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Secured Term Loan Agreement; (f) the Disbursing Agent; (g) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (h) each of the Issuing Banks under the Revolving Credit Agreement; (i) the Senior Notes Indenture Trustee; and (j) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.

Reorganized Paragon means Paragon Parent, as reorganized on the Effective Date in accordance with this Plan.

Required Plan Support Parties means, collectively, the Requisite Revolver Lenders and the Requisite Noteholders.

Requisite Noteholders has the meaning ascribed to such term in the Plan Support Agreement.

(3) [To be discussed.]

Requisite Revolver Lenders has the meaning ascribed to such term in the Plan Support Agreement.

Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means (a) the reasonable and documented fees and expenses incurred by the Plan Support Parties in connection with the Restructuring, as provided in the Plan Support Agreement, including the reasonable fees and expenses of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Consenting Noteholders; Young Conaway Stargatt & Taylor, LLP, Delaware counsel to Consenting Noteholders; one foreign counsel to the Consenting Noteholders in each other applicable jurisdiction under their respective engagement letters; and Ducera Partners LLC, financial advisor to the Consenting Noteholders, and (ii) Simpson Thacher & Bartlett LLP, counsel to the Revolving Credit Facility Agent; Landis Rath & Cobb LLP, Delaware counsel to the Revolving Credit Facility Agent; and PJT Partners LP, financial advisor to the Revolving Credit Facility Agent, in the case of both (i) and (ii), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases; and (b) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, as required under the Senior Notes Indenture.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Plan Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Plan Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Plan Support Agreement; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with the Plan.

Revolving Credit Agreement means that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon International Finance Company and Paragon Parent, as borrowers, the lenders and issuing banks party thereto from time to time, the Revolving Credit Facility Agent, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners, and certain other parties thereto, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

Revolving Credit Agreement Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Credit Documents (as defined in the Revolving Credit Agreement), including, without limitation, all Obligations, Rate Management and

Currency Protection Obligations (other than Excluded Swap Obligations), and Specified Cash Management Obligations (as each such term is defined in the Revolving Credit Agreement).

Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Agent means JPMorgan Chase Bank, N.A., solely in its capacities as administrative agent under the Revolving Credit Agreement and as collateral agent with respect to the Revolving Credit Facility and the Secured Term Loan Facility, and together with any of its successors in such capacities.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Term Loan Agent means Cortland Capital Market Services LLC, solely in its capacity as successor administrative agent under the Secured Term Loan Agreement, and together with any of its successors in such capacity.

Secured Term Loan Agreement means that certain Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as parent, Paragon Offshore Finance Company, as borrower, the lenders party thereto from time to time, the Secured Term Loan Agent and certain other parties thereto, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

Secured Term Loan Claim means any Claim arising under the Secured Term Loan Agreement, the Term Loan Notes (as defined in the Secured Term Loan Agreement) and the Collateral Documents (as defined in the Secured Term Loan Agreement), including any unsecured Claim pursuant to section 506 of the Bankruptcy Code.

Secured Term Loan Facility means, collectively, all loans made to the Debtors under the Secured Term Loan Agreement.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Notes means, collectively, the 6.75% Notes and the 7.25% Notes.

Senior Notes Claims means, collectively, the 6.75% Senior Notes Claims and the 7.25% Senior Notes Claims.

Senior Notes Indenture means that certain Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and the Senior Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Notes Indenture Trustee means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee under the Senior Notes Indenture.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

Voting Deadline means the deadline, including any extended deadline, established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors.

1.2                               Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3                               Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4                               Consent Rights of Plan Support Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Plan Support Parties set forth in the Plan Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Plan Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.5                               Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.                                                                     ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1                               Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.2                               Treatment of Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.11 of the Plan.

2.3                               Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities, including this Plan.

ARTICLE III.                                                                CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1                               Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2                               Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

3.3                               Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Agreement Claims	Impaired	Yes
Class 4	Secured Term Loan Claims	Unimpaired	No (Deemed to accept)
Class 5	Senior Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 8	Parent Interests	Unimpaired	No (Deemed to accept)
Class 9	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4                               Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5                               Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6                               Voting; Presumptions; Solicitation.

(a)                                 Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 3 and 5 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3 and 5 will receive ballots containing detailed voting instructions.

(b)                                 Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 4, 6, 7, 8, and 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.7                               Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.8                               No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.                                                                TREATMENT OF CLAIMS AND INTERESTS.

4.1                               Class 1: Priority Non-Tax Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b)                                 Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

4.2                               Class 2: Other Secured Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(b)                                 Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3                               Class 3: Revolving Credit Agreement Claims.

(a)                                 Allowance and Treatment: The Revolving Credit Agreement Claims shall be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than Seven Hundred and Ninety-Five Million, Six Hundred and Sixty-One Thousand, Five-Hundred and Twenty-Eight Dollars ($795,661,528) (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order). On the Effective Date, each holder of an Allowed Revolving Credit Agreement Claim shall receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which shall also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement.

(b)                                 Impairment and Voting: Allowed Revolving Credit Agreement Claims are Impaired. For the avoidance of doubt, existing Revolving Credit Agreement Claims arising under the Guaranty and Collateral Agreement, dated as of July 18, 2014, among Paragon Parent, Paragon International Finance Company, Paragon Offshore Finance Company, the other guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent, shall be deemed Impaired and shall be treated as set forth in the Amended and Restated Credit Agreement and related guaranty and collateral documents. Holders of Allowed Revolving Credit Agreement Claims are entitled to vote on this Plan.

4.4                               Class 4: Secured Term Loan Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of Allowed Secured Term Loan Claims are unaltered by this Plan. On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims shall have their Allowed Secured Term Loan Claims Reinstated. For the avoidance of doubt and notwithstanding anything to the contrary herein, upon Reinstatement, the terms of the Secured Term Loan Agreement shall control in the event of any inconsistency between any provision of this Plan or the Confirmation Order and the Secured Term Loan Agreement.

(b)                                 Impairment and Voting: Allowed Secured Term Loan Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Secured Term Loan Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Secured Term Loan Claims.

4.5                               Class 5: Senior Notes Claims.

(a)                                 Treatment: On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below shall be distributed on the Effective Date) each holder of an Allowed Senior Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, its Pro Rata share of: (i) that number of Parent Ordinary Shares which shall in the aggregate comprise forty-seven percent (47%) of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the Sixty Million Dollars ($60,000,000) aggregate principal amount of New Notes; and (iii) Two-Hundred and Eighty-Five Million Dollars ($285,000,000) in Cash.

(b)                                 Impairment and Voting: Allowed Senior Notes Claims are Impaired. Holders of Allowed Senior Notes Claims are entitled to vote on this Plan.

4.6                               Class 6: General Unsecured Claims.

(a)                                 Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(b)                                 Impairment and Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

4.7                               Class 7: Intercompany Claims.

(a)                                 Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under this Plan.

(b)                                 Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

4.8                               Class 8: Parent Interests.

(a)                                 Treatment: On the Effective Date, the holders of Parent Interests shall retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with this Plan. After the issuance of the Parent Ordinary Shares, the Parent Interests shall comprise in the aggregate fifty-three percent (53%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.

(b)                                 Impairment and Voting: Allowed Parent Interests are either Unimpaired or deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Parent Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Parent Interests.

4.9                               Class 9: Intercompany Interests.

(a)                                 Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in Section 5.7 hereof.

(b)                                 Impairment and Voting: Allowed Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.10                        Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.11                        Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.                                                                      MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1                               Continued Corporate Existence.

(a)                                 Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation, and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)                                 On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

5.2                               Amended and Restated Credit Agreement, Parent Ordinary Shares, and New Notes.

On the Effective Date, the Reorganized Debtors are authorized to issue or cause to be issued all plan-related securities and documents, including without limitation the Amended and Restated Credit Agreement, the Parent Ordinary Shares, and New Notes, for distribution in accordance with the terms of this Plan and any corporate resolutions.

(a)                                 New Notes and New Notes Documents. On the Effective Date and in accordance with the Restructuring Transactions, Reorganized Paragon shall issue Sixty Million Dollars ($60,000,000) aggregate principal amount of New Notes to holders of Allowed Senior Notes Claims on such terms and conditions as set forth in the New Notes Indenture. The New Notes Documents shall constitute legal, valid, and binding obligations of Reorganized Paragon enforceable in accordance with their terms.

(b)                                 On the Effective Date, (a) upon the granting of liens and the continuation of existing liens in accordance with the Amended and Restated Credit Agreement, the lenders thereunder shall have valid, binding and enforceable liens on the collateral specified in the Amended and Restated Credit Agreement and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests and the continuation of existing guarantees, mortgages, pledges, liens and other security interests in accordance with the Amended and Restated Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted and continued to secure the obligations arising under the Amended and Restated Credit Agreement shall be granted and continued in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Amended and Restated Credit Agreement and related guarantee and collateral documentation. All liens and security interests securing the obligations arising under the Amended and Restated Credit Agreement that were shared by the Revolving Credit Agreement Claims and the Secured Term Loan Claims as of the Petition Date are unaltered by this Plan, and all such liens and security interests are created and perfected with respect to the obligations arising under the Amended and Restated Credit Agreement to the same extent, in the same manner and on the same terms as they were with respect to the Revolving Credit Agreement Claims and Secured Term Loan Claims. The Amended and Restated Credit Agreement and the other Credit Documents (as such term is defined in the Amended and Restated Agreement) shall constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto or otherwise bound thereby, enforceable in accordance with their terms.

5.3                               Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes and the Senior Notes Indenture shall be deemed cancelled on the Effective Date; provided, however, that the Senior Notes Indenture shall continue in effect for the purposes of permitting the Senior Notes Indenture Trustee to (a) make distributions under this Plan as provided herein and perform such other necessary functions with respect hereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan, (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation, the right to seek indemnification.

5.4                               Release of Liens.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.5                               Officers and Boards of Directors.

(a)                                 The composition of each board of directors of a Reorganized Debtor, including the New Board, shall be disclosed prior to the entry of the order confirming this Plan in accordance with 11 U.S.C. § 1129(a)(5). The Requisite Noteholders shall have the right to designate one independent member of the New Board.

(b)                                 Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.6                               Management Incentive Plan.

The Debtors may, solely within their discretion, implement the Management Incentive Plan. Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan shall proportionally dilute all the Parent Ordinary Shares to be issued in accordance with this Plan and the existing Parent Interests.

5.7                               Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent shall be unaffected by the Plan and continue in place following the Effective Date.

5.8                               Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.9                               Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.10                        Settlement of Claims and Controversies.

(a)                                 Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

(b)                                 Noble Settlement. Pursuant to the Noble Term Sheet, Noble has agreed to provide, among other things, credit support to Paragon with respect to certain bonding obligations imposed by Mexican Governmental Units in exchange for Paragon’s release of all claims and causes of action arising under, relating to, or in connection with the Spin-Off (as defined in the Noble Term Sheet) that the Paragon Entities may hold against the Noble Entities.

5.11                        Restructuring Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses in accordance with the terms of the applicable engagement letters or other applicable contractual arrangements.

ARTICLE VI.                                                                DISTRIBUTIONS.

6.1                               Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2                               Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

6.3                               No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, including in Sections 4.3 and 4.4 of this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4                               Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that other than the Cash to be distributed to holders of Allowed Claims in Class 3 and Class 5 under Sections 4.3(a)(ii) and 4.5(a)(iii) of this Plan, which shall be made on the Effective Date, the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.5                               Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6                               Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of this Plan.

6.7                               Delivery of Distributions.

(a)                                 The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents, or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-

current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

(b)                                 With respect to the Parent Ordinary Shares and New Notes to be distributed to holders of Allowed Senior Notes Claims, New Notes and all of the shares of the Parent Ordinary Shares shall, to the extent such notes and shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures. To the extent that New Notes and the Parent Ordinary Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Paragon shall take reasonable actions to cause distributions of New Notes and the Parent Ordinary Shares to holders of Allowed Senior Notes Claims, including by delivery of one or more certificates representing such notes and shares or by means of book-entry registration on the books of the transfer agent for such notes and Parent Ordinary Shares.

6.8                               Unclaimed Property.

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.9                               Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10                        Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11                        Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional Parent Ordinary Shares shall be distributed. When any distribution would otherwise result in the issuance of a number of Parent Ordinary Shares that is not a whole number, the Parent Ordinary Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (b) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of Parent Ordinary Shares to be distributed on account of Allowed Senior Notes Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of Parent Ordinary Shares or Fifty Dollars ($50.00) in Cash. Fractional Parent Ordinary Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Paragon. [New Notes shall be issued in denominations of [•] or any integral multiples thereof [and any other amounts shall be rounded down].]

6.12                        No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

6.13                        Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Section 6.3 of this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.14                        Exemption from Securities Laws.

The issuance of and the distribution under this Plan of the Parent Ordinary Shares and New Notes (including any Parent Ordinary Shares issued to pay interest in respect of the New Notes) shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

6.15                        Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such holder.

6.16                        Rights and Powers of Disbursing Agent.

(a)                                 Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)                                 Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.17                        Withholding and Reporting Requirements.

(a)                                 In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements; provided, however, that the Disbursing Agent shall have no reporting or withholding obligations in respect of the distribution of Two-Hundred and Eighty-Five Million Dollars ($285,000,000) in Cash to the holders of Allowed Senior Notes Claims pursuant to Section 4.5(a) of this Plan. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)                                 Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c)                                  The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII.                                                            PROCEDURES FOR RESOLVING CLAIMS.

7.1                               Disputed Claims Generally.

(a)                                 Filing Proofs of Claim. Holders of Claims need not file proofs of Claim with the Bankruptcy Court. In the event that a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim.

(b)                                 Disputed Claims. If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced. Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed on account of General Unsecured Claims shall be deemed Disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured Claims (including those filed after the Effective Date), shall be deemed withdrawn. The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

7.2                               Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

7.3                               Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4                               Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.5                               No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.6                               Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.                                                      EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1                              Assumption of Executory Contracts and Unexpired Leases.

(a)                                 As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”). The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to this Plan.

(b)                                 Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2                               Determination of Cure Disputes and Deemed Consent.

(a)                                 Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).

(b)                                 If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the filing thereof, shall be deemed to have assented to such assumption and/or the Cure Amount and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

8.3                               Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.4                               Compensation and Benefit Plans.

Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.5                               Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

8.6                               Reservation of Rights.

(a)                                 Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Except as otherwise provided in this Plan, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)                                  Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)                                 If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.                                                                CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1                               Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a)                                 the Plan Documents are reasonably satisfactory in all respects to the Debtors and the Required Plan Support Parties;

(b)                                 all conditions precedent to effectiveness of the Amended and Restated Credit Agreement shall have been satisfied or waived in accordance with the terms thereof;

(c)                                  the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

(d)                                 an order approving a motion to assume the Plan Support Agreement shall have been entered and not be subject to stay of execution;

(e)                                  all Restructuring Expenses payable under the Plan Support Agreement and the Plan shall be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Section 5.11 of this Plan;

(f)                                   an order approving the Noble Settlement Agreement shall have been entered and not be subject to a stay of execution;

(g)                                  the conditions precedent to effectiveness of the indenture with respect to the New Notes shall have been satisfied or waived in accordance with the terms thereof, and such indenture shall be in full force and effect and binding on all parties thereto, and shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended;

(h)                                 all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(i)                                     if applicable, the Amended Certificate of Incorporation of Reorganized Paragon shall have been filed with the appropriate governmental authority.

9.2                               Waiver of Conditions Precedent.

(a)                                 Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Required Plan Support Parties, provided, however, that the Section 9.1(d) may be waived by the Debtors and the Requisite Noteholders. If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.9 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)                                 The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3                               Effect of Failure of a Condition.

If the conditions listed in Section 9.1 are not satisfied or waived in accordance with Section 9.2 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Required Plan Support Parties and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Plan Support Parties, or any other Entity.

ARTICLE X.                                                                    EFFECT OF CONFIRMATION.

10.1                        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2                        Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.3                        Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4                        Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5                        Plan Injunction.

(a)                                 Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan, the Plan Documents and the Secured Term Loan Agreement.

(b)                                 By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

10.6                        Releases.

(a)                                 Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(b)                                 Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents and the Secured Term Loan Agreement, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iii) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein, (iv) the Revolving Credit Facility Agent, and (v) the Senior Notes Indenture Trustee, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(c)                                  Releases in the Noble Settlement Agreement. As of the Effective Date, the releases in the Noble Settlement Agreement shall be granted.

(d)                                 Special Provisions for Governmental Units. Notwithstanding any language to the contrary contained in this Plan, no provision of this Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

10.7                        Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Plan Support Agreement, the Restructuring Transactions, this Plan, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date;

the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8                        Injunction Related to Releases and Exculpation.

Except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents and the Secured Term Loan Agreement, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.

10.9                        Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.10                 Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7 and 10.8 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.6, 10.7 and 10.8 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.11                 Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

10.12                 Indemnification and Reimbursement Obligations.

For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

ARTICLE XI.                                                                 RETENTION OF JURISDICTION.

11.1                        Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c)                                  to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                                 to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;

(e)                                  to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)                                   to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)                                  to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                                 to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     to hear and determine all Fee Claims;

(j)                                    to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)                                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either (including, without limitation, the New Notes, if any), or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)                                     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m)                             to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                                 to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)                                 to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)                                 to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)                                 to recover all Assets of the Debtors and property of the Estates, wherever located; and

(r)                                    to enter a final decree closing each of the Chapter 11 Cases;

provided that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Amended and Restated Credit Agreement or the Secured Term Loan Agreement.

ARTICLE XII.                                                            MISCELLANEOUS PROVISIONS.

12.1                        Amendments.

(a)                                 Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)                                 Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under this Plan.

12.2                        Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

12.3                        Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.4                        Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

12.5                        Severability.

Subject to Section 5.9 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.6                        Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.7                        Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the

Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.8                        Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.9                        Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.10                 Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11                 Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.12                 Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)                                 If to the Debtors or Reorganized Debtors:

Paragon Offshore plc

c/o Paragon Offshore Services LLC

3151 Briarpark Drive

Houston, Texas 77042

Attn:                    Todd Strickler, Vice President, General Counsel, and Corporate Secretary

Telephone:           (832) 783-4000

Email:            tstrickler@paragonoffshore.com

— and —

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:                    Mark D. Collins, Esq.

Telephone:          (302) 651-7700

Email:             Collins@rlf.com

— and —

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:                    Gary T. Holtzer, Esq.

Stephen A. Youngman, Esq.

Telephone:          (212) 310-8000

Email:            gary.holtzer@weil.com

stephen.youngman@weil.com

(b)                                 If to Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:                    Andrew N. Rosenberg, Esq.

Elizabeth R. McColm, Esq.

Telephone:         (212) 373-3000

Email:            arosenberg@paulweiss.com

emccolm@paulweiss.com

(c)                                  If to the Revolving Credit Facility Agent

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:                    Sandeep Qusba, Esq.

Kathrine A. McLendon, Esq.

Telephone:          (212) 455-2000

Email:            squsba@stblaw.com

kmclendon@stblaw.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.13                 Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:                                                            August 5, 2016

Houston, Texas

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PARAGON OFFSHORE PLC
PARAGON INTERNATIONAL FINANCE COMPANY
PARAGON OFFSHORE FINANCE COMPANY
PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH
PARAGON OFFSHORE CONTRACTING GMBH
PARAGON HOLDING NCS 2 S.Á R.L.
PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.
PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.
PARAGON OFFSHORE INTERNATIONAL LTD.
PARAGON DUCHESS LTD.
PARAGON (MIDDLE EAST) LIMITED
PARAGON ASSET COMPANY LTD.
PARAGON ASSET (ME) LTD.
PARAGON HOLDING SCS 2 LTD.
PARAGON FDR HOLDINGS LTD.
PARAGON HOLDING SCS 1 LTD.
PARAGON OFFSHORE (NORTH SEA) LTD.
PARAGON ASSET (UK) LTD.
PARAGON OFFSHORE HOLDINGS US INC.
PARAGON DRILLING SERVICES 7 LLC
PARAGON OFFSHORE DRILLING LLC
PARAGON LEONARD JONES LLC
PARAGON OFFSHORE DO BRASIL LTDA.
PARAGON OFFSHORE (NEDERLAND) B.V.
PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.
PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	Chief Executive Officer and President

Exhibit A

Modifications to Amended and Restated Credit Agreement

EXHIBIT A

MODIFICATIONS TO AMENDED AND RESTATED CREDIT AGREEMENT

Reference is made to (i) the form of Amended and Restated Credit Agreement filed as Exhibit A to the Plan Supplement dated June 14, 2016 (Docket No. 470) (the “Credit Agreement”) and (ii) the Modified Second Amended Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors (the “Modified Plan”). Defined terms used herein and not otherwise defined shall be used as defined in the Credit Agreement.

The following is a summary of the changes to the terms of the Credit Agreement

Section of the Credit Agreement	Summary of Change
Definitions of “Deferred Payment Securities” and “Deferred Payment Securities Indenture”

Replace such definitions with reference to the “New Notes” and “New Notes Indenture” (as defined in the Modified Plan and such definition shall include any refinancing thereof permitted under the Credit Agreement). References to “Deferred Payment Securities” and “Deferred Payment Securities Indenture” throughout the Credit Agreement shall also be replaced with “New Notes” and “New Notes Indenture” respectively.

The terms of the New Notes will include the following:

(a) Amount: $60,000,000 plus any interest paid in kind.
(b) Maturity: May 31, 2021.
(c) Negative and Financial Covenants: None.
(d) Affirmative and Merger Covenants: To be agreed upon.(1)
(e) Guarantors: None.
(f) Security: None.
(g) Ranking: Senior.
(h) Amortization: None.

(i) Interest Rate: Prior to January 1, 2019, shall be paid in kind, in cash (so long as permitted by the Credit Agreement) or in equity at the Parent Borrower’s option. From and after January 1, 2019, shall be (i) paid in cash so long as permitted by the Credit Agreement, (ii) if cash payments are not permitted, paid in equity if authorized shares are available and (iii) in the event neither payment option is available, paid in kind; provided that no payments of interest in equity are required if the underlying share price is below $1.50 (to be adjusted for any stock splits or certain dividends). Interest payments shall be due semi-annually. If the interest is paid in cash or equity, the applicable rate is 12%. If the interest is paid in kind, the applicable rate is 15%. For the avoidance of doubt, in any period where only a portion of the interest is paid in cash and the other portion paid in equity or in kind (x) the

(1) Credit Agreement to have MFN to any affirmative covenants, change of control or merger type covenant, including with respect to definitions used therein.

applicable rate for the portion of the payment paid in cash or in equity shall be 12% and (y) the applicable rate for the portion of the payment paid in kind shall be 15%.

Definition of “Noble Note”

Add additional definition for “Noble Notes” which refers to any promissory note that may be issued to Noble Corporation plc pursuant to the Noble Settlement Agreement (as defined in the Modified Plan) in an aggregate amount not to exceed $5,000,000 plus any interest paid in kind. The Noble Notes shall (a) include that (i) the Noble Notes shall bear interest at either 12%, if paid in cash or, at the election of Paragon, 15% if paid in kind, (ii) there shall be no amortization payments, (iii) the Noble Notes will be unsecured obligations of only the Parent Borrower and (iv) the stated maturity date of the Noble Notes shall be four years after the Effective Date (as defined in the Modified Plan) and (b) otherwise be in form and substance reasonably acceptable to the Required Plan Support Parties (as defined in the Modified Plan).

Definitions of “Indebtedness” and “Interest Expense”

Amend the definition of “Indebtedness” and “Interest Expense” to (i) include all indebtedness and interest paid in kind in respect of the New Notes, respectively and (ii) exclude all indebtedness and interest paid in kind in respect of the Noble Notes, respectively.

Section 7.3(c)(ii) — Permitted Indebtedness and Section 7.5(c)(iii) — Permitted Restricted Payments	Add the New Notes and the Noble Note as permitted Indebtedness and exclude payments required under the documentation of the New Notes and Noble Note as “Restricted Payments”.

Section 7.7(a) — Maximum Leverage Ratio	The ratios set forth in Section 7.7(a) shall be amended so the Maximum Leverage Ratio shall not be tested until March 31, 2019 and thereafter the applicable ratios shall be updated as set forth below:

	Quarter Ending	Maximum Leverage Ratio
	March 31, 2019	6.35:1.00
	June 30, 2019	5.35:1.00
	September 30, 2019	5.00:1.00
	December 31, 2019	4.60:1.00
	March 31, 2020 and thereafter	4.50:1.00

Section 7.7(b) — Minimum Interest Coverage Ratio

The ratios set forth in Section 7.7(b) shall be amended so the Minimum Interest Coverage Ratio shall not be tested until March 31, 2019 and thereafter the applicable ratios shall be updated as set forth below:

	Quarter Ending	Minimum Interest Coverage Ratio
	March 31, 2019	2.30:1.00
	June 30, 2019	2.75:1.00
	September 30, 2019	2.85:1.00
	December 31, 2019 and thereafter	3.00:1.00

Section 7.7(b) — Minimum Liquidity	Amend the reference to a Minimum Liquidity Amount of $110,000,000 to $103,000,000.

Section 7.11(a) shall be amended with respect to the New Notes to permit voluntary prepayments, refinancing or repayments of the New Notes as follows:

(a) voluntary prepayments after January 1, 2019, so long as (i) no Event of Default has occurred and is continuing, or would occur as a result of such voluntary prepayments, under the Credit Agreement and (ii) the pro forma Leverage Ratio of the Company is equal to or less than 2.50x; provided that only unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries (except any cash and Cash Equivalents held in the Prospector Rental Reserve Accounts) in excess of the $103,000,000 shall be included in the calculation of such Leverage Ratio for this purpose,

(b) refinancing from the proceeds of any unsecured debt issuance that is pari passu or junior to the New Notes Indenture so long as no Event of Default has occurred and is continuing, or would occur as a result of such refinancing, under the Credit Agreement; provided that the all in yield to maturity (without giving effect to any call premiums or makewholes), any covenants, cash pay interest and tenor of refinancing debt is no less favorable to the Lenders than the terms of the New Notes Indenture, and such refinancing debt shall not contain any amortization nor any excess cash flow mandatory prepayment prior to the maturity date of the Credit Agreement, and

Section 7.11 — Limitations on Debt Payments and Amendments

(c) voluntary prepayments or repayments from the proceeds of an equity issuance to non-affiliated entities so long as no Event of Default has occurred and is continuing under the Credit Agreement and subject to compliance with the mandatory prepayment set forth in Section 2.10(c).

Section 7.11(a) shall also be amended with respect to the Noble Notes to permit voluntary prepayments, refinancing or repayments of the Noble Notes in accordance therewith.

Section 7.11 shall be amended, solely with respect to the New Notes, to restrict cash payments of interest until January 1, 2019 in which case, after such date cash payments of interest shall be permitted in an amount not to exceed 8% of outstanding principal amount of the New Notes (including any interest paid in kind) so long as the Company is in pro forma compliance with the following financial covenants:

(a) Net Leverage Ratio:

	Quarter Ending	Maximum Leverage Ratio
	September 30, 2018	4.50:1.00
	December 31, 2018	4.00:1.00
	March 31, 2019	3.10:1.00
	June 30, 2019 and thereafter	3.00:1.00

(b) Interest Coverage Ratio:

	Quarter Ending	Minimum Interest Coverage Ratio
	September 30, 2018	3.25:1.00
	December 31, 2018	3.50:1.00
	March 31, 2019 and thereafter	4.00:1.00

Reference the New Notes and the Noble Note as restricted by Section 7.11(b) subject to the same qualifiers and carve outs set forth in the Credit Agreement applicable to the Deferred Payment Securities.

Section 8.1(b) — Events of Default	Amend the references to a Minimum Liquidity Amount of $95,000,000 to $88,000,000.

Exhibit B

Noble Term Sheet

PRIVILEGED & CONFIDENTIAL

PROTECTED BY FRE 408

TERM SHEET FOR

PROPOSED AMENDMENT TO SETTLEMENT AGREEMENT

BETWEEN PARAGON OFFSHORE PLC AND NOBLE CORPORATION PLC

This term sheet (“Term Sheet”) sets forth the principal terms of a proposed amendment to the compromise and settlement between Paragon Offshore plc (“Paragon”) and Noble Corporation plc (“Noble,” and, together with Paragon, the “Parties”) with respect to the matters described in the Definitive Settlement Agreement, dated as of April 29, 2016 (the “Settlement Agreement”), by and between Paragon and Noble.

Promptly following the execution of this Term Sheet, the Parties agree to work in good faith to negotiate and finalize the terms of the Amendment (as defined below) which incorporates (unless otherwise mutually agreed to the contrary in writing), in all material respects, the terms and conditions contemplated hereby.

Neither this Term Sheet nor the discussions, negotiations or other activities related to the subject matter herein create any binding obligations, liabilities or duties with respect to any Party. A binding agreement with respect to the matters referred to herein will result, if at all, only upon the execution and delivery of an amendment to the Settlement Agreement reasonably satisfactory in form and substance to the Parties (the “Amendment”), and subject to the terms and conditions set forth therein. Any Amendment will be subject to the approval of the Bankruptcy Court (as defined in the Settlement Agreement). For purposes of this Term Sheet, the term “Amendment” does not include this Term Sheet or any other preliminary written agreement, nor does it include any oral or written agreement in principle or the offer or acceptance of an offer by any Party to the Settlement Agreement.

This Term Sheet is protected by Rule 408 of the Federal Rules of Evidence and all other applicable statutes and doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in that certain tax sharing agreement, dated as of July 31, 2014, between the Parties (the “Tax Sharing Agreement”), or, where relevant, the form of the amendment to the tax sharing agreement attached as Exhibit B to the Settlement Agreement (the “Amendment to Tax Sharing Agreement”) to be executed upon the closing of the Settlement Agreement.

Amendment to Tax Sharing Agreement

The Parties propose that the Amendment to Tax Sharing Agreement be amended to provide that, during the Mexican Tax Indemnity Deferral Period, Paragon shall be entitled to deliver a Paragon Note (as defined below), in lieu of cash, to Noble in payment of any amount that Paragon owes Noble in respect of Specified Mexican Taxes and Reimbursable Expenses (as defined below) under the Amendment to Tax Sharing Agreement up to an aggregate amount of $5 million.

For the avoidance of doubt, (i) Paragon shall not be entitled to deliver to Noble any Paragon Note in payment of any amount in respect of Specified Mexican Taxes or Reimbursable Expenses to the extent the aggregate principal amount(s) of such Paragon Note and all other Paragon Notes, if any, previously delivered to Noble in payment of any amount in respect of Specified Mexican Taxes and Reimbursable Expenses would exceed $5 million, (ii) the amounts that may be paid with a Paragon Note include amounts owed for all out-of-pocket costs and expenses (e.g. professional fees, court costs, third-party storage fees, etc.) required to be reimbursed to Noble by Paragon (Reimbursable Expenses”), and (iii) Paragon shall be required to pay any amount or amounts that Paragon owes Noble during the Mexican Tax Indemnity Deferral Period in respect of Specified Mexican Taxes and Reimbursable Expenses under the Amendment to Tax Sharing Agreement in excess of an aggregate of $5 million.

“Mexican Tax Indemnity Deferral Period” means the first four years after the Paragon Plan Closing (as defined in the Settlement Agreement).

Paragon Notes	“Paragon Notes” means one or more promissory notes issued by Paragon and payable to Noble with the following terms:

•                  Term: All remaining principal and accrued but unpaid interest shall be due and payable on the earliest of the (i) liquidation or dissolution of Paragon, (ii) the sale of all or substantially all of the assets of Paragon, (iii) the voluntary or involuntary bankruptcy of Paragon following the Effective Date(1) of the Plan, (iv) any acceleration of any other debt facility in excess of a de minimis amount under which Paragon is an obligor or guarantor, or (v) the fourth anniversary of the Effective Date.

• Amortization: No amortization other than mandatory upon maturity.
• Interest Rate: The Paragon Notes shall bear interest at either: 12% if paid in cash or, at the election of Paragon, 15% if paid in kind.
• Default Interest Rate: All past due amounts (principal and interest) to bear interest at the applicable Interest Rate in effect plus 200 basis points.
• Interest Payments: Payments of interest only will be due

(1)         “Effective Date” shall have the meaning ascribed to such term in the Second Amended Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors (Docket No. 318) filed by Paragon and its affiliated debtors and debtors and possession in the Chapter 11 cases captioned In re Paragon Offshore PLC, Case No. 16-10386 (CSS) (Bankr. D. Del), as the same may be amended upon the consent of Noble and consistent with this term sheet (the “Plan”) .

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semiannually, in arrears, on each of June 1 and December 31 in cash, until maturity; provided, that Paragon shall have the option to pay any such interest on a payment in kind basis by issuing an additional Paragon Note with a principal amount equal to the amount of interest accrued at the applicable payment in kind interest rate.

• Prepayment: Prepayable, in whole or in part, at any time without penalty.

•                  Other provisions: The Paragon Notes will contain other customary provisions common in commercial promissory notes including provisions regarding default, acceleration, governing law, enforcement and payment instructions.

Implementation

Effective as of the Effective Date, the Parties will modify applicable provisions of the Amendment to Tax Sharing Agreement to be consistent with the terms hereof. Otherwise, the Amendment to Tax Sharing Agreement will remain as provided in the Settlement Agreement, without modification thereto.

The Parties intend to seek to negotiate the Amendment on terms substantially consistent with the terms in this Term Sheet and, upon execution of such Amendment by the Parties, Paragon shall seek approval of the Settlement Agreement, as amended by the Amendment, with the Bankruptcy Court in a Chapter 11 proceeding.

Notwithstanding anything herein to the contrary, the Parties’ obligations under “Amendment to Tax Sharing Agreement”, “Paragon Notes”, “Negotiation and Settlement of Certain Tax Liabilities” and “Implementation” are subject to consummation of the Plan, which will incorporate the terms of this proposed settlement.

Publicity	Each Party will reasonably cooperate with respect to any public announcement or other public disclosure regarding this Term Sheet or the matters addressed hereby.

Governing Law

The enforceable obligations of the Parties under this Term Sheet shall be construed and enforced in accordance with, and the rights of the Parties thereunder shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

Counterparts

This Term Sheet may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Term Sheet delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

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IN WITNESS WHEREOF, the undersigned have executed this Term Sheet as of August 5, 2016.

PARAGON OFFSHORE PLC

By:	/s/ Randall D. Stilley
	Name :	Randall D. Stilley
	Title:	President and CEO

NOBLE CORPORATION PLC

By:	/s/ Dennis J. Lubojacky
	Name:	Dennis J. Lubojacky
	Title:	Chief Financial Officer, Vice
President, Controller and Treasurer

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Internal CM/ECF Live Database Page 1 of 8 File a Plan: 16-10386-CSS Paragon Offshore plc Type: bk Assets: y Chapter: 11 v Judge: CSS Office: 1 (Delaware) Case Flag: CLMSAGNT, LEAD, MEGA, SealedDoc(s) U.S. Bankruptcy Court District of Delaware Notice of Electronic Filing The following transaction was received from Amanda R. Steele entered on 8/5/2016 at 7:44 PM EDT and filed on 8/5/2016 Case Name: Case Number: Paragon Offshore plc 16-10386-CSS Document Number: 612 Docket Text: Modified Chapter 11 Plan (Modified Second Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors) Filed by Paragon Offshore plc (Attachments: # (1) Exhibit A # (2) Exhibit B) (Steele, Amanda) The following document(s) are associated with this transaction: Document description:Main Document Original filename:W:\BJW\Paragon - Modified 2nd Amended Plan (as filed 8-5-16 ).pdf Electronic document Stamp: [STAMP bkecfStamp_ID=983460418 [Date=8/5/2016] [FileNumber=13995730-0] [5b8cac60315b2d3bfaf7408a10f5085ee6a71a402d3455494c463c4c2d5e1a9a4e6c 3adf96016776718f7d48a1595064bdbabd8f3f003f1c823ba5e4552896b7]] Document description:Exhibit A Original filename:W:\BJW\Paragon - Ex A re Modified 2nd Amended Plan.pdf Electronic document Stamp: [STAMP bkecfStamp_ID=983460418 [Date=8/5/2016] [FileNumber=13995730-1] [2dbd4b15b9052442e636d9c6c0557d593c8f5ee03132ab6f333da7e227476ed8ba56 00db9d570436409c7c01b4a363a4713a7783460ba0b8c9db82bb49ac5122]] Document description:Exhibit B Original filename:W:\BJW\Paragon - Ex B re Modified 2nd Amended Plan.pdf Electronic document Stamp: [STAMP bkecfStamp_ID=983460418 [Date=8/5/2016] [FileNumber=13995730-2] [47fd0f3456829f8eb0c2bc8f3f2f2cfa0a16ad19d89a231c305b2d6c81f6ab941e3b 87627c6ac415b3387ae8ed25c1cd459f8d440ab74c6f97e5c9bc213bb0cb]] 16-10386-CSS Notice will be electronically mailed to: Crystal R. Axelrod on behalf of Interested Party Deutsche Bank Trust Company Americas caxelrod@morganlewis.com Nicholas Baker on behalf of Interested Party JPMorgan Chase Bank, N.A. nbaker@stblaw.com Jody C. Barillare on behalf of Interested Party Deutsche Bank Trust Company Americas jbarillare@morganlewis.com, lgibson@morganlewis.com Leah Barnes on behalf of Interested Party JPMorgan Chase Bank, N.A. Leah.Barnes@stblaw.com Joseph Charles Barsalona II on behalf of Attorney Norton Rose Fulbright US LLP barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor PGN Offshore Drilling (Malaysia) Sdn. Bhd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon (Middle East) Limited barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Asset (ME) Ltd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Asset (UK) Ltd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Drilling Services 7 LLC barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com Joseph Charles Barsalona II on behalf of Debtor Paragon Duchess, Ltd. barsalona@rlf.com, rbgroup@rlf.com;ann-jerominski-2390@ecf.pacerpro.com https://ecf.deb.uscourts.gov/cgi-bin/Dispatch.pl?797298598387608 8/5/2016